Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 24, 2015 with respect to the balance sheets of GoDaddy Inc. included in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-196615) and related Prospectus of GoDaddy Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 31, 2015